Results of Special Meeting of Shareholders of Strong Opportunity Fund II

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Opportunity Fund II into the Wells Fargo Advantage Opportunity Fund.


           For                  Against               Abstain

      45,059,819.031          1,960,356.639         3,522,794.235

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


           For                  Against                Abstain

      44,830,432.348          2,118,346.610         3,594,190.947

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


           For Against Abstain

      44,772,179.154          2,189,154.639         3,581,636.112

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


           For                  Against                Abstain

      50,542,969.905               -                      -